Exhibit 10.1

Twelfth Amendment to the

First Amended and Restated Agreement

of Limited Partnership

of

SL Green Operating Limited Partnership, L.P.

This Amendment is made as of August 10, 2012 by SL Green Realty Corp., a Maryland corporation, as managing general partner (the “Company” or the “Managing General Partner”) of SL Green Operating Limited Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Limited Partnership, L.P., dated as of August 20, 1997, as amended from time to time (the “Partnership Agreement”), for the purpose of amending the Partnership Agreement.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”), by unanimous consent on August 5, 2012 and by action of the Pricing Committee of the Board on August 7, 2012 pursuant to delegated authority, classified and designated 9,200,000 shares of Preferred Stock (as defined in the Articles of Incorporation of the Company (the “Charter”)) as Series I Preferred Stock (as defined below);

WHEREAS, the Board filed Articles Supplementary to the Charter (the “Articles Supplementary”) with the State Department of Assessments and Taxation of Maryland on August 9, 2012, establishing the Series I Preferred Stock, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Articles Supplementary;

WHEREAS, on August 10, 2012, the Company issued 9,200,000 shares of the Series I Preferred Stock;

WHEREAS, the Managing General Partner has determined that, in connection with the issuance of the Series I Preferred Stock, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units (as defined in the Partnership Agreement) having designations, preferences and other rights which are substantially the same as the economic rights of the Series I Preferred Stock.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:

1.             Article 1 of the Partnership Agreement is hereby amended by adding the following definitions:

“Series I Preferred Stock” means the 6.50% Series I Cumulative Redeemable Preferred Stock of the Company, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Articles Supplementary; and

“Series I Preferred Units” means the series of Partnership Units established pursuant to this Amendment, representing units of Limited Partnership Interest designated as the 6.50% Series I Cumulative Redeemable Preferred Units, with the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described herein; and

2.             In accordance with Section 4.02.A of the Partnership Agreement, set forth below are the terms and conditions of the Series I Preferred Units hereby established and issued to the Company in consideration of the Company’s contribution to the Partnership of the net proceeds following the issuance and sale of the Series I Preferred Stock by the Company:

A.            Designation and Number.  A series of Partnership Units, designated as Series I Preferred Units, is hereby established.  The number of Series I Preferred Units initially shall be 9,200,000.

B.            Rank.  The Series I Preferred Units, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Series H Preferred Units and each other Partnership Interest issued by the Partnership, the terms of which do not expressly provide that such Partnership Interest ranks senior to or on a parity with the Series I Preferred Units as to distribution rights or rights upon the liquidation, winding-up or dissolution of the Partnership (collectively, the “Junior Partnership Interests”); (b) on a parity, in all respects, with the 7.625% Series C Cumulative Redeemable Preferred Units, the Series F Preferred Units, the Series G Preferred Units and each other Partnership Interest issued by the Partnership, the terms of which expressly provide that such Partnership Interest ranks on a parity with the Series I Preferred Units as to distribution rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Partnership (collectively, the “Parity Partnerships Interests”); and (c) junior to all Partnership Interests issued by the Partnership, the terms of which expressly provide that such Partnership Interest ranks senior to the Series I Preferred Units as to distribution rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Partnership (collectively, the “Senior Partnership Interests”).

C.            Distributions.

(i)            Pursuant to Section 5.01 of the Partnership Agreement but subject to the rights of holders of any Units ranking senior to the Series I Preferred Units as to the payment of distributions, the Managing General Partner, in its capacity as the holder of the then outstanding Series I Preferred Units, shall be entitled to receive, when, as and if authorized by the Managing General Partner, out of Available Cash, cumulative quarterly preferential cash distributions in an amount per unit equal to 6.50% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.625 per unit).  Distributions on the Series I Preferred Units shall accrue and be fully cumulative starting from and including the date of original issuance and shall be payable quarterly when, as and if authorized by the Managing General Partner, in equal amounts in arrears on the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day (each, a “Series I Preferred Unit Distribution Payment Date”).  Any distribution (including the initial distribution) payable on the Series I Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Distribution period shall mean the period from and the date of original issuance and ending on and excluding the next Series I Preferred Unit Distribution Payment Date, and each subsequent period from but including such Series I Preferred Unit Distribution Payment Date and ending on and excluding the next following Series I Preferred Unit Distribution Payment Date.

(ii)           No distribution on the Series I Preferred Units shall be authorized by the Managing General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Managing General Partner or the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series I Preferred Units which may be in arrears.

Notwithstanding the foregoing, distributions with respect to the Series I Preferred Units shall accumulate whether or not any of the foregoing restrictions exist, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized.  Accumulated but unpaid distributions on Series I Preferred Units shall not bear interest and holders of the Series I Preferred Units shall not be entitled to any distributions in excess of full cumulative distributions.  Any distribution payment made on the Series I Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

(iii)          Except as provided in subsection 2.C.(iv), unless full cumulative distributions have been or contemporaneously are declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series I Preferred Units for all past distribution periods, no distributions (other than in Junior Partnership Interests) shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any Junior Partnership Interests or Parity Partnership Interests for any period, nor shall any Junior Partnership Interests or Parity Partnership Interests be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Junior Partnership Interests).

(iv)          When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Units and any Parity Partnership Interests, all distributions authorized and declared upon the Series I Preferred Units and any Parity Partnership Interests shall be declared pro rata so that the amount of distributions authorized and declared per Series I Preferred Unit and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per each Series I Preferred Unit and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other.

(v)           Holders of Series I Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series I Preferred Units as described above.  Accrued but unpaid distributions on the Series I Preferred Units will accumulate as of the Series I Preferred Units Distribution Payment Date on which they first become payable.

D.            Allocations.

Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series I Preferred Units in accordance with Article VI of the Partnership Agreement.

E.             Liquidation Preference.

(i)            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the Managing General Partner, in its capacity as holder of the Series I Preferred Units, shall be entitled to receive out of the assets of the Partnership legally available for distribution to the Partners pursuant to Section 13.02.A of the Partnership Agreement, a liquidation preference of $25.00 per Series I Preferred Unit, plus an amount equal to any accumulated and unpaid distributions (whether or not earned or authorized) to, but not including, the date of payment, before any distribution of assets is made to holders of any Junior Partnership Interests, but subject to the preferential rights of the holders of Senior Partnership Interests.

(ii)           If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership legally available for distribution to its Partners are insufficient to make such full payment to the Managing General Partner, in its capacity as the holder of the Series I Preferred Units, and the corresponding amounts payable on all Parity Partnership Interests, then the Managing General Partner, in its capacity as the holder of the Series I Preferred Units, and all other holders of such Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid distributions) to which they would otherwise be respectively entitled.

(iii)          After payment of the full amount of the liquidating distributions to which they are entitled, the Managing General Partner, in its capacity as the holder of the Series I Preferred Units, shall have no right or claim to any of the remaining assets of the Partnership.

(iv)          None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

F.             Redemption.

In connection with the redemption by the Company of any of shares of Series I Preferred Stock in accordance with the provisions of the Articles Supplementary, the Partnership shall provide cash to the Company for such purpose which shall be equal to the redemption price (as set forth in the Articles Supplementary), plus all distributions accumulated and unpaid to the Redemption Date (as defined in the Articles Supplementary) (or, as applicable, the accumulated and unpaid distribution payable pursuant to Section 8(B)(ii)(d) of the Articles Supplementary), and one Series I Preferred Unit shall be concurrently redeemed with respect to each share of Series I Preferred Stock so redeemed by the Company.  From and after the applicable Redemption Date (as defined in the Articles Supplementary), the Series I Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series I Preferred Units shall cease.  Any Series I Preferred Units so redeemed may be reissued to the Managing General Partner at such time as the Managing General Partner reissues a corresponding number of shares of Series I Preferred Stock so redeemed or repurchased, in exchange for the contribution by the Managing General Partner to the Partnership of the proceeds from such reissuance.

G.            Voting Rights.

Except as required by applicable law, the Managing General Partner, in its capacity as the holder of the Series I Preferred Units, shall have no voting rights.

H.            Conversion.

The Series I Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

I.              Restriction on Ownership.

The Series I Preferred Units shall be owned and held solely by the Managing General Partner.

3.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.

4.             This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

5.             If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

SL GREEN REALTY CORP., a Maryland corporation,

as Managing General Partner of SL Green Operating Partnership, L.P.

and on behalf of existing Limited Partners

By:	/s/ Andrew Levine
	Name:	Andrew Levine
	Title:	Executive Vice President